Company Contacts:
                                    Bradley B. Buechler, President
                                      and Chief Executive Officer

                                    David B. Mueller, V.P. of Finance
                                      and Chief Financial Officer


For Immediate Release:
Thursday, May 9, 1996


              SPARTECH CORPORATION COMPLETES PURCHASE OF

                    PORTAGE INDUSTRIES CORPORATION


     ST. LOUIS, MISSOURI, May 9, 1996 -- Spartech Corporation (NYSE-SEH) announced today that it completed its purchase of Portage Industries Corporation ("Portage"), -- a long established manufacturer of extruded plastic sheet & rollstock and light gauge packaging products with annual sales of approximately $35 million.
     Spartech's President and Chief Executive Officer, Bradley B. Buechler, stated, "This purchase is of strategic importance in further strengthening the Company's national extruded sheet & rollstock group, Spartech Plastics. Portage's extruded sheet & rollstock plant, located in Portage, Wisconsin, will operate as a Spartech Plastics facility, expanding the group to 11 extrusion plants currently servicing about 32% of this $1 Billion market."
     Mr. Buechler further stated, "Spartech now has total annual production capacity of more than 500 million pounds in its two operating divisions -- extruded sheet & rollstock (375 million) and merchant compounding (125 million) -- with projected annual sales over the next 12 months of approximately $400 million. The acquisition price for Portage, inclusive of working capital requirements, was approximately $19 million."
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     Spartech's Vice President of Finance and Chief Financial Officer,
David B. Mueller, stated, "Spartech currently plans on putting additional equipment and capital into the newly acquired operation over the next 12 months. This should enhance production efficiencies and more fully utilize their current idle capacity -- presently in the 10%-20% range. Following such equipment modifications and planned improvements in the levels of production, the new business should be capable of producing operating income of 8%-9% on sales annually."
     Spartech is a leading manufacturer of engineered thermoplastic materials and polymeric compounds, with 15 plants located throughout the United States. The Company's second quarter fiscal 1996 results will be released the week of May 20, 1996.

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